PENSION EQUALIZATION PLAN                   EXHIBIT 10(ad)
                   OF BLACK HILLS CORPORATION


     This Pension Equalization Plan ("Plan") is hereby amended and restated by Black Hills Corporation ("Company") effective the 27th day of January, 1995.

     1.   PURPOSE OF PLAN.
     The purpose of the Plan is to provide to Participants certain retirement and death benefits in addition to those benefits which the Participants may enjoy from the Company's tax qualified defined benefit plan in order to equalize total retirement benefits being paid to persons holding like executive positions by other companies. The Plan is designed to aid the Company in attracting and retaining its executive employees, persons whose abilities, experience and judgment can contribute to the well-being of the Company.


     2.   DEFINITIONS.
          "Annual Compensation Limitation" shall mean the limitation on annual compensation for tax qualified retirement plans as set forth in Internal Revenue Code Section 401(a)(17) as the same may be amended hereafter from time to time.

          "Average Earnings" shall mean whichever of the following results in the highest annual average
          Earnings: (i) a Participant's average Earnings for the five (5) consecutive full calendar years of employment during the ten (10) full calendar years of employment immediately preceding the Calculation Date, which results in the highest such average; or (ii) a Participant's average Earnings determined by dividing the sum of the following by five (5): (a) the Participant's Earnings for the four full calendar years preceding the year containing his Calculation Date; (b) the Participant's Earnings for the year containing his Calculation Date as of the Calculation Date; and (c) a portion of the Participant's Earnings for the fifth full calendar year preceding the year containing his Calculation Date determined by multiplying his Earnings for said fifth preceding full calendar year by a ratio, the numerator of which shall be 365 minus the number of days in the year containing his Calculation Date measured from the first day of said year to his Calculation Date, and the denominator of which ratio shall be 365. If the Participant has less than five (5) full calendar years of employment, the average shall be taken over his total full calendar years of employment.

          "Calculation Date" shall mean the earlier of
          (i) the date the Participant's employment with the Company was terminated, (ii) the date that the Participant's participation in the Plan was terminated, or (iii) the date of the Participant's death.

          "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

          "Earnings" shall mean the compensation paid to a Participant by the Company during a calendar year, including any amounts paid to the Participant as overtime, bonus, commission or incentive compensation, any Earnings reduction under a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, and any salary reduction under a flexible benefit program under
          Section 125 of the Internal Revenue Code, but excluding reimbursements and expenses allowances, fringe benefits, moving expenses, nonqualified deferred compensation, and welfare benefits.

          "Pension Restoration Benefit" shall mean the benefit payable under paragraph 8.

          "PEP Benefits" shall mean the benefits payable under paragraph 4.

          "Salary Level" shall mean the base compensation paid to a Participant by the Company during a calendar year, including any compensation reduction under a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code or under a flexible benefit program under Section 125 of the Internal Revenue Code but not including any amounts paid to the Participant as overtime, bonus, commission or incentive compensation, nor reimbursements and expense allowances, fringe benefits, moving expenses, nonqualified deferred compensation, or welfare benefits.

          "Social Security Wage Base" shall mean the contribution base as determined under Section
          1402(k)(1) of the Internal Revenue Code.


     3.   PARTICIPANTS.
     Those persons eligible for participation in the Plan ("Participants") are those management employees of the Company whose Salary Level equals or exceeds the Social Security Wage Base and who are designated by the Board of Directors of the Company upon recommendation of the Chief Executive Officer of the Company. The Board of Directors may in its discretion discontinue the participation of any Participant in the Plan at any time.


     4.   PEP BENEFITS.
     Benefits payable to Participants ("PEP Benefits") shall consist of 180 equal monthly payments, each payment in the amount of one-twelfth of the product of (i) the Participant's Average Earnings as of the Calculation Date times (ii)(a) 25 percent if the Participant's Average Earnings as of the Calculation Date is less than twice the Social Security Wage Base; or (b) 30 percent if the Participant's Average Earnings equals or exceeds twice the Social Security Wage Base; times (iii) the applicable vesting percentages provided in paragraph 7.


     5.   COMMENCEMENT OF PAYMENT OF PEP BENEFITS.
     PEP Benefit payments shall be paid commencing at the earliest of (i) the time the Participant is 62 years of age or more and is no longer an employee of the Company; or (ii) upon the death of the Participant. PEP Benefits shall be paid to the Participant or, if deceased, to the Participant's designated beneficiary, or, if none, to his or her estate. If the Participant's death occurs after commencement of PEP Benefit payments to the Participant under the Plan, the Participant's designated beneficiary or estate will continue to receive the balance of the payments due the Participant under the Plan.


     6.   DESIGNATION OF BENEFICIARY.
     A Participant may designate a beneficiary or beneficiaries for PEP Benefits which shall be effective upon filing written notice with the Compensation Committee of the Company on the form provided for that purpose. If more than one beneficiary designation has been filed, the beneficiary or beneficiaries designated in the notice bearing the most recent date will be deemed the valid beneficiary or beneficiaries.


     7.   VESTING OF PEP BENEFITS.
     PEP Benefits payable under the Plan will vest at the
following rate:
     Years of Plan Participation             Percent of Benefit
                                                   Vested

     Less than 3 years                               0
     3 years but less than 4                        20
     4 years but less than 5                        35
     5 years but less than 6                        50
     6 years but less than 7                        65
     7 years but less than 8                        80
     8 or more years                               100

     No credit for service with the Company prior to the effective date of the Plan shall be given. The provisions for vesting set forth in this paragraph are not intended to give any Participants any rights or claim to any specific assets of the Company.


     8.   PENSION RESTORATION BENEFIT.
     In the event that at the time of a Participant's retirement from the Company the Participant's salary level exceeds the Annual Compensation Limitation, then, the Participant shall receive an additional benefit ("Pension Restoration Benefit") which shall be measured by the difference between the monthly benefit which would have been provided to the Participant under the Company's tax qualified defined benefit plan ("Pension Plan") as if there were no Annual Compensation Limitation and the monthly benefit to be provided to the Participant under the Pension Plan. The Pension Restoration Benefit shall be determined using the same factors, actuarial or otherwise, as used in determining the Participant's Pension Plan benefit and shall be payable at like times and manner as the Pension Plan benefit.


     9.   LOSS OF BENEFITS.
     Notwithstanding any other provisions in this Plan, if a Participant is terminated on account of misconduct or dishonesty, the Participant shall forfeit all right to any benefits payable under this Plan, including vested accrued benefits.


     10.  FUNDING OF PLAN.
     All benefit payments under the Plan will be made from the general assets of the Company. Participants and their beneficiaries who are entitled to be paid benefits under this Plan are unsecured general creditors of the Company. The Company may, but shall not be required to, invest corporate assets in life insurance or annuity contracts to assure that the Company will have a source of funds for the payment of benefits required to be paid under this Plan. Any such insurance or annuity contract shall constitute assets of the Company and the employee shall have no right, title or interest in any such insurance or annuity contract. The Company reserves the right to refuse participation in the plan to any Participant who, if requested to do so, declines to supply information or to otherwise cooperate as necessary to allow the Company to obtain insurance on the Participant's life.


     11.  PLAN MAY BE MODIFIED OR DISCONTINUED.
     The Company reserves the right to amend, modify or discontinue the Plan at any time. Any modification or discontinuance of benefits shall not reduce accrued benefits which become vested prior thereto.


     12.  WITHHOLDING.
     There shall be deducted from all benefits paid under this Plan the amount of any taxes required to be withheld by any federal, state or local government. The Participants and their beneficiaries, distributees and personal representatives will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.


     13.  ASSIGNABILITY.
     No right to receive payments under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer.


     14.  ADMINISTRATION OF THE PLAN.
     The Plan shall be administered by the Committee. The Committee shall conclusively interpret the provisions of the Plan, decide all claims, and shall make all determinations under the Plan. The Committee shall act by vote or written consent of a majority of its members.


     15.  CLAIMS PROCEDURE.
     All claims for benefits under the Plan shall be made to the Committee. If the Committee denies a claim, the Committee may provide notice to the Participant or beneficiary, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim, not to exceed an additional 90 days. If the Committee does not notify the Participant or beneficiary of the denial of the claim within the time period specified above, then the claim shall be deemed denied. The notice of a denial of a claim shall be written in a manner calculated to be understood by the claimant and shall set forth (1) specific references to the pertinent Plan provisions on which the denial is based; (2) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (3) an explanation of the Plan's claim procedure.
     Within 60 days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review. The claimant or his duly authorized representative may (1) request a review upon written notice to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing.
     A decision on the review by the Committee will be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.


     16.  GOVERNING LAW.
     This agreement shall be governed by and construed in accordance with the laws of the state of South Dakota.


     17.  NO EMPLOYMENT CONTRACT.
     Neither the action taken by the Company in establishing the Plan or any action taken by it or by the Committee under the provisions hereof or any provision of the Plan shall be construed as giving to any eligible Participant the right to be retained in the employment of the Company.


     18.  NONQUALIFIED PLAN.
     This Plan is not intended to be a tax qualified plan under the Internal Revenue Code.

                                BLACK HILLS CORPORATION



                                By /s/ Daniel P landguth
                                  Its Chairman, President & CEO